UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1−K

SPECIAL FINANCIAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2023

FANBASE SOCIAL MEDIA, INC.
(Exact name of issuer as specified in its charter)

Delaware	830712016
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

976 Jefferson Street, NW Suite I Atlanta, Georgia 30318
(Full mailing address of principal executive offices)

404 394 9010

(Issuer’s telephone number, including area code)

Class B Non-Voting Common Stock
(Title of each class of securities issued pursuant to Regulation A)

ITEM 7.  FINANCIAL STATEMENTS

FANBASE SOCIAL MEDIA, INC.

FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

Ascent | CPA Group, LLC
CPAs & Trusted Advisors.
3372 Peachtree Road, NE | Suite 115
Atlanta, GA 30326
ascentcpa.com

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders
of Fanbase Social Media, Inc.

Opinion

We have audited the accompanying financial statements of Fanbase Social Media, Inc. (a Delaware corporation) (the “Company”), which comprise the balance sheet as of December 31, 2023, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

In our opinion, the 2023 financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As discussed in Note 8 to the financial statements, the Company has suffered recurring losses from operations. Management’s evaluation of the events and conditions and management’s plans to mitigate those matters are also described in Note 8. Our opinion is not modified with respect to that matter.

Prior Period Financial Statements

The financial statements of the Company as of December 31, 2022 were audited by other auditors whose report dated March 29, 2023, on those statements expressed an unmodified opinion and included a going concern section that described the conditions discussed in Note 10 to the financial statements.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Ascent CPA Group, LLC

June 21, 2024

Atlanta, Georgia

INDEPENDENT ACCOUNTANT’S AUDIT REPORT

10586 W Pico Blvd, Suite 224, Los Angeles, CA 90064

www.setapartfinancial.com

213-814-2809

To the Board of Directors
Fanbase Social Media, Inc.
Atlanta, Georgia

Opinion

We have audited the financial statements of Fanbase Social Media, Inc., which comprise the balance sheets as of December 31, 2022, and December 31, 2021 as restated, and the related statements of income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Fanbase Social Media, Inc. as of December 31, 2022, and December 31, 2021 as restated, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Fanbase Social Media, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Fanbase Social Media, Inc.’s ability to continue as a going concern for period of twelve months from the end of the year ended December 31, 2022.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users made on the basis of these financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Fanbase Social Media, Inc.’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Fanbase Social Media, Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Going Concern

As discussed in Note 10, certain conditions indicate that the Company may be unable to continue as a going concern. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

March 29, 2023, except for the subsequent events presented in these financial statements as described in Notes 5 and 9 as to which the date is December 21, 2023

Los Angeles, California

FANBASE SOCIAL MEDIA, INC.

BALANCE SHEETS

AS OF DECEMBER 31, 2023 AND 2022

	12/31/2023	12/31/2022
ASSETS

Cash and cash equivalents	$695,070	$1,213,731
Prepaid expenses	87,109	102,682
Investment at cost	50,000	50,000
Property and equipment, net	72,178	74,540
Security deposit	27,165	27,165
Right of use assets	55,465	119,879

Total assets	$986,987	$1,587,997

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Accounts payable and accrued expenses	$241,127	$211,849
Micropayment liabilities	171,328	143,805
Lease liabilities	57,070	122,743

Total liabilities	469,525	478,397

Stockholders' Equity
Class A voting common stock, $.01 par value, 18,300,000 shares authorized, 16,625,000 shares issued and outstanding as of both December 31, 2023 and 2022	166,250	166,250
Class B non-voting common stock, $.01 par value, 20,000,000 shares authorized, 6,097,506 and 5,362,062 shares issued and outstanding as of December 31, 2023 and 2022	60,975	53,621
Additional paid-in capital	9,868,845	7,117,468
Equity issuance costs	(1,007,879)	(752,516)
Subscription receivable	(241,913)	(215,707)
Accumulated deficit	(8,328,816)	(5,259,516)

Total stockholders' equity	517,462	1,109,600

Total liabilities and stockholders' equity	$986,987	$1,587,997

See independent auditors’ report and accompanying notes to the financial statements.

FANBASE SOCIAL MEDIA, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	12/31/2023	12/31/2022
Revenue	$105,928	$134,898
Cost of revenue	307,574	326,803

Gross profit (loss)	(201,646)	(191,905)

Operating expenses
Research and development	1,497,110	1,435,399
Sales and marketing	364,970	231,408
General and administrative	1,001,195	1,047,642

Total operating expenses	2,863,275	2,714,449

Loss from operations	(3,064,921)	(2,906,354)

Other income/(expense)	3,640	3,112
Interest expense	(8,019)	(15,411)

Net loss	$(3,069,300)	$(2,919,450)

Weighted average common shares outstanding - basic and diluted	22,722,506	21,987,062
Net loss per common share - basic and diluted	$(0.14)	$(0.13)

See independent auditors’ report and accompanying notes to the financial statements.

FANBASE SOCIAL MEDIA, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	Common Stock								Total
	Class A Voting		Class B Non-Voting		Additional	Equity	Subscription	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Paid-in Capital	Issuance Costs	Receivable	Deficit	Equity
Balance at December 31, 2021	4,750,000	$47,500	1,123,220	$11,232	$3,293,729	$(370,899)	$(41,414)	$(2,338,260)	$601,888

Stock split 3.5 to 1	11,875,000	118,750	3,708,446	37,084	(155,834)	-	-	-	-
Issuance of common stock pursuant to Regulation CF	-	-	529,243	5,292	4,277,772	-	(744,572)	-	3,538,492
Equity issuance costs	-	-	-	-	-	(109,524)	-	-	(109,524)
Adoption of ASC 842	-	-	-	-	-	-	-	(1,806)	(1,806)
Net loss	-	-	-	-	-	-	-	(2,919,450)	(2,919,450)

Balance at December 31, 2022 (as previously reported)	16,625,000	$166,250	5,360,909	$53,608	$7,415,667	$(480,423)	$(785,986)	$(5,259,516)	$1,109,600

Reclassifications	-	-	1,153	13	(298,199)	(272,093)	570,279	-	-

Balance at December 31, 2022 (as reclassified)	16,625,000	$166,250	5,362,062	$53,621	$7,117,468	$(752,516)	$(215,707)	$(5,259,516)	$1,109,600

Issuance of common stock pursuant to Regulation CF	-	-	735,444	7,354	2,751,377	-	(26,206)	-	2,732,525
Equity issuance costs	-	-	-	-	-	(255,363)	-	-	(255,363)
Net loss	-	-	-	-	-	-	-	(3,069,300)	(3,069,300)

Balance at December 31, 2023	16,625,000	$166,250	6,097,506	$60,975	$9,868,845	$(1,007,879)	$(241,913)	$(8,328,816)	$517,462

See independent auditors’ report and accompanying notes to the financial statements.

FANBASE SOCIAL MEDIA, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	12/31/2023	12/31/2022
Cash flows from operating activities
Net loss	$(3,069,300)	$(2,919,450)
Depreciation	40,422	27,654
Right of use asset amortization	64,414	70,451
Adjustments to reconcile net loss to net cash flows used in operating activities:
Changes in operating assets and liabilities:
Prepaid expenses	15,573	(85,769)
Accounts payable and accrued expenses	29,278	76,838
Micropayment liabilities	27,523	27,384
Lease liability	(65,673)	(69,393)

Net cash used in operating activities	(2,957,763)	(2,872,285)

Cash flows from investing activities
Purchase of property and equipment	(38,060)	(11,286)

Net cash used in investing activities	(38,060)	(11,286)

Cash flows from financing activities
Investment purchased	-	(50,000)
Proceeds from issuance of common stock, net of issuance costs	2,477,162	3,428,968

Net cash provided by financing activities	2,477,162	3,378,968

Net increase (decrease) in cash and cash equivalents	(518,661)	495,397

Cash and cash equivalents, beginning of year	1,213,731	718,334

Cash and cash equivalents, end of year	$695,070	$1,213,731

Supplemental disclosure of cash activities:
Cash paid for interest	$8,019	$15,411
Cash paid for income taxes	$-	$-

Supplemental disclosure of noncash investing and financing activities:
Issuance of common stock as equity issuance costs	$80,418	$46,669

See independent auditors’ report and accompanying notes to the financial statements.

FANBASE SOCIAL MEDIA, INC.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

1.    ORGANIZATION AND NATURE OF BUSINESS

Fanbase Social Media LLC was a limited liability company organized under the laws of Delaware on April 1, 2018. On September 30, 2019, the Company converted to a Delaware corporation under the name Fanbase Social Media, Inc. (the “Company”). The Company is a social network application that users can follow other users for free or subscribe to the same user for exclusive photos, video, live and longform content. It provides day one monetization for any user from the start allowing them to be themselves and not just create content to establish a large enough following to get paid from promoting other products and brands. The Company is headquartered in Atlanta, Georgia.

Fanbase is a subscription-based photo, video, live streaming, and long-form content social network that allows users to follow other users for free, and also subscribe to the same user for a monthly fee to exclusive content they create. The platform monetizes photo, video, Livestream, and long-form content in a social network environment, and anyone can be a creator on Fanbase. Subscriptions are bought in packs of 1, 3, or 5 for a monthly recuring subscription fee. Fanbase also provides the ability to like and love content. Likes are free engagement but when you "Love" a post you tip the content creator half a penny. Users also buy "Love" in packs of 100, 500, or 1000 for specific fees to use for loving photos, unlocking exclusive posts one at a time or gifting livestream engagement.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as detailed in the Financial Accounting Standard Board’s (“FASB”) Accounting Standards Codification (“ASC”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results may differ from those estimates.

See independent auditors’ report and accompanying notes to the financial statements.

FANBASE SOCIAL MEDIA, INC.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash and Cash Equivalents

Cash and cash equivalents include all cash in banks. The Company’s cash is deposited in demand accounts at financial institutions management believes are creditworthy. The Company’s cash and cash equivalents in bank deposit accounts, at times, exceeded federally insured limits. As of December 31, 2023 and 2022, the Company’s cash and cash equivalents exceeded FDIC insured limits by $443,737 and $963,731, respectively. However, the Company has not experienced any losses due to bank failure.

Subscription Receivable

The Company records stock issuances at the effective date. If the subscription is not funded upon issuance, the Company records a subscription receivable as an asset on a balance sheet. When subscription receivables are not received prior to the issuance of financial statements at a reporting date in satisfaction of the requirements under FASB ASC 505-10-45-2, the subscription is reclassified as a contra account to stockholders’ equity on the balance sheet.

Property and Equipment

Property and equipment are stated at cost. Normal repairs and maintenance costs are charged to earnings as incurred and additions and major improvements exceeding $1,000 are capitalized. The cost of assets retired or otherwise disposed of, and the related depreciation are eliminated from the accounts in the period of disposal and the resulting gain or loss is credited or charged to earnings.

Depreciation is computed over the estimated useful lives of the related asset type or term of the operating lease using the straight-line method for financial statement purposes. The estimated service lives for property and equipment are as follows:

Category	Useful Life
Computers	3 years
Furniture and fixtures	5 years
Leasehold improvements	3 to 10 years
TVs	5 years
Audio/Video equipment	5 years

Reclassifications

Certain accounts in the prior year financial statements have been reclassified for comparative purposes to conform with the presentation in the current year financial statements.

See independent auditors’ report and accompanying notes to the financial statements.

FANBASE SOCIAL MEDIA, INC.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

Fanbase Social Media, Inc. is a C corporation for income tax purposes. The Company accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. The Company records interest, net of any applicable related income tax benefit, on potential income tax contingencies as a component of income tax expense. The Company records tax positions taken, or expected to be taken, in a tax return based upon the amount that is more likely than not to be realized or paid, including in connection with the resolution of any related appeals or other legal processes.

Accordingly, the Company recognizes liabilities for certain unrecognized tax benefits based on the amounts that are more likely than not to be settled with the relevant taxing authority. The Company recognizes interest and/or penalties related to unrecognized tax benefits as a component of income tax expense.

The Company has experienced income tax net operating losses (“NOL”) of approximately $3,094,783 and $2,919,450 for 2023 and 2022, respectively. These NOL’s create a tax asset – deferred income taxes of approximately $827,854 and $780,953 for 2023 and 2022, respectively. As of December 31, 2023 and 2022, the Company had cumulative NOL carryforwards of $8,352,493 and $5,257,710, respectively. These NOL carryforwards create a tax asset – deferred income taxes of approximately $2,234,292 and $1,406,437 as of December 31, 2023 and 2022, respectively. The Company’s NOL is carried forward to future years and deductible against 80% of the future years’ taxable income, until it is fully absorbed. Due to the recent startup nature of the Company’s operations, it is uncertain whether the Company will realize this tax asset – deferred income taxes in the future years, therefore management has established a valuation allowance of the full $2,234,292 and $1,406,437 against the deferred tax assets as of December 31, 2023 and 2022, respectively.

The Company’s tax returns for the years ending December 31, 2020 and later are subject to examination by applicable taxing authorities.

See independent auditors’ report and accompanying notes to the financial statements.

FANBASE SOCIAL MEDIA, INC.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Equity

In September 2022, the Company effected a 3.5-to-1 forward stock split of its authorized, issued, and outstanding common shares (see Note 6). Accordingly, all share and per share amounts for all periods presented in the accompanying financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect these stock splits.

Revenue Recognition

The Company recognizes revenues in accordance with FASB ASC 606, Revenue from Contracts with Customers, when delivery of services is the sole performance obligation in its contracts with customers. The Company typically collects payment upon sale and recognizes the revenue when the service has been performed and has fulfilled its sole performance obligation.

The Company derives all revenues from subscription-based photo, video, live streaming, and long-form content that allows users to follow other users for free and also subscribe to the same user for a monthly fee to view exclusive content they create. The platform monetizes photo, video, livestream, and long-form content in a social network environment.

Cost of Revenue

Cost of revenue represents hosting costs, music licensing, direct payouts to recipients who have earned the monies from other application users, and direct expenses associated with events held.

Advertising Costs

Advertising expenses are recognized as incurred. During the years ended December 31, 2023 and 2022, the Company expensed advertising and marketing costs of approximately $30,000 and $65,900, respectively.

Research and Development Costs

Costs incurred in the research and development of the Company’s products are expensed as incurred.

See independent auditors’ report and accompanying notes to the financial statements.

FANBASE SOCIAL MEDIA, INC.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. There were no potentially dilutive items outstanding as of December 31, 2023 and 2022.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed.

Fair Value of Financial Instruments

The Company follows the provisions of FASB ASC Topic 820, Fair Value Measurements and Disclosure. Under FASB ASC 820, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

FASB ASC 820 establishes fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs reflecting the Company’s assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

See independent auditors’ report and accompanying notes to the financial statements.

FANBASE SOCIAL MEDIA, INC.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Accounting for Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The update aims to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing transactions. The Company adopted the standard on January 1, 2022 using the modified retrospective adoption method which allowed the Company to initially apply the new standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of accumulated deficit. In connection with the Company’s adoption of the new lease pronouncement, the Company recorded a charge to retained earnings. See Note 5 – Operating Leases.

The Company determines if an arrangement is a lease at inception. The Company leases certain offices under an operating lease. Under the new standard, operating leases result in the recognition of Right of Use (“ROU”) assets and lease liabilities on the balance sheet. ROU assets represent the Company’s right to use the leased asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments. Under the new standard, operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, upon adoption of the new standard, the Company used an estimated incremental borrowing rate based on the information available, including lease term, as of January 1, 2022, to determine the present value of lease payments. Operating lease ROU assets are adjusted for any lease payments made prior to January 1, 2022, and any lease incentives. Certain of the Company’s leases may include options to extend or terminate the original lease term.

The Company generally concludes that it is not reasonably certain to exercise these options due primarily to the length of the original lease term and the Company assessment that economic incentives are not reasonably certain to be realized. Operating lease expense under the new standard is recognized on a straight-line basis over them lease term.

Subsequent Events

Subsequent events have been evaluated through June 21, 2024 which is the date the financial statements were available to be issued.

See independent auditors’ report and accompanying notes to the financial statements.

FANBASE SOCIAL MEDIA, INC.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

3.     INVESTMENT AT COST

The Company holds an investment in the preferred stock of a social media app company. This investment provides the Company with certain preferential rights over common stockholders, including priority over dividend distribution and liquidation preferences.

The investment in preferred stock is accounted for under the cost method in accordance with ASC 321, Investment – Equity Securities. This method is applied because the fair value of the preferred stock is not readily determinable due to the lack of an active market.

At year end, the Company assesses whether there are indicators that the investment in the preferred stock is impaired. If such indicators exist and the carrying amount exceeds the fair value, an impairment loss is recognized in earnings. For the years ending December 31, 2023 and 2022, no impairment losses were recognized.

4.     PROPERTY AND EQUIPMENT

As of December 31, 2023 and 2022, property and equipment consists of the following:

	12/31/2023	12/31/2022
Computers	$8,992	$5,635
Furniture and fixtures	16,079	13,028
Leasehold improvements	71,663	54,735
TVs	13,171	13,171
Audio/video equipment	41,660	26,936

Property and equipment, at cost	151,565	113,505
Accumulated depreciation	(79,387)	(38,965)

Property and equipment, net	$72,178	$74,540

During the year ended December 31, 2023 and 2022, depreciation expense was $40,422 and $27,654, respectively.

5.     OPERATING LEASE

The Company leases space under a non-cancelable operating lease agreement for office space with remaining lease terms of 8 months. The lease asset and liability considers renewal options when they are reasonably certain of being exercised.

See independent auditors’ report and accompanying notes to the financial statements.

FANBASE SOCIAL MEDIA, INC.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

5.     OPERATING LEASE (CONTINUED)

The following is a summary of information related to operating leases as of December 31, 2023:

Lease cost:	$85,880
Weighted average remaining lease term:	8 months
Discount rate:	10%

The discount rate is estimated using the Company’s incremental borrowing rate.

The following summarizes the future maturity of lease liabilities as of December 31, 2023:

	Lease	Imputed	Lease
Year ending December 31,	Payments	Interest	Liability
2024	$59,242	$2,172	$57,070

6.     STOCKHOLDERS’ EQUITY

Common Stock

The Company is authorized to issue 18,300,000 Class A voting Common Shares with a par value of $0.01. As of December 31, 2023 and 2022, Common Shares in the amount of 16,625,000, have been issued and are outstanding after taking into consideration the 3.5-to-1 stock split that occurred in September 2022.

The Company is authorized to issue 20,000,000 Class A voting Common Shares with a par value of $0.01. As of December 31, 2023 and 2022, Common Shares in the amount of 6,097,506 and 5,362,062, respectively, have been issued and are outstanding.

The Company is no longer authorized to issue Preferred shares of which none were outstanding at the time of this change.

In February 2024, the Company approved a stock option plan (the “Plan”) that provides for the granting of options to purchase shares of the Company’s Class B Non-Voting Common Stock to employees, officers, and consultants. The maximum number of shares authorized for issuance under the plan is 1,274,050. The Company granted options under the plan to acquire up to 382,000 shares at an exercise price per share equal to $3.95. Such options have a term of 10 years, subject to earlier expiration upon the termination of the optionee’s service with the Company. Vesting is contingent upon the optionee’s completion of continuous service over a period of one to six years with a portion of options partially vesting on the commencement date.

See independent auditors’ report and accompanying notes to the financial statements.

FANBASE SOCIAL MEDIA, INC.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

6.     STOCKHOLDERS’ EQUITY (CONTINUED)

Additionally, the Company approved a non-plan option grant to a consultant to purchase 75,950 shares at an exercise price equal to $3.95. 66% of the shares vest when optionee completes 24 months of continuous service, and 34% of the shares vest in 12 equal monthly installments when optionee completes each month of continuous service thereafter.

As of February 2024, the Company is undergoing a Regulation A capital raise for $17M. In 2024, the Company has sold 184,187 Class B non-voting Common Shares with proceeds totaling $1,014,144, net of issuance costs from the capital raise.

7.     RELATED PARTY

A member of the Company’s management is the owner of the Company’s sole third party service provider, providing app development and programming services to the Company. The service provider is also a Class B shareholder of The Company’s. For the years ended December 31, 2023 and 2022, the Company paid the service provider fees associated with the development and programing of their app in the amounts of $1,346,800 and $1,265,135, respectively. These amounts are included in the research and development expenses on the income statement. As of December 31, 2023 and 2022, accounts payable included $0 owed to the related party.

8.     GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception.

The Company’s ability to continue as a going concern in the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. During the next twelve months, the Company intends to fund its operations through debt and/or equity financing. There are no assurances that management will be able to raise capital on terms acceptable to the Company. If it is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned development, which could harm its business, financial condition, and operating results. The accompanying financial statements do not include any adjustments that might result from these uncertainties. See Note 6 for details regarding 2024 Regulation A offering.

See independent auditors’ report and accompanying notes to the financial statements.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 25, 2024	FANBASE SOCIAL MEDIA, INC.

/s/ Isaac Hayes III
Name: Isaac Hayes III
Title: Founder, President and Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

/s/ Isaac Hayes III
Isaac Hayes III
Executive Chair of the Board, Chief Executive Officer,
Chief Financial Officer Chief Accounting Officer and Sole
Director
Date: June 25, 2024